Exhibit 99.1

Ranpak Holdings Corp. Reports First Quarter 2022 Financial Results

•
Packaging System placement up 11.4% year over year to approximately 134,500 machines at March 31, 2022
•
First quarter net revenue decreased 5.9% year over year to $82.5 million and 1.3% year over year on a constant currency basis to $83.9 million
•
First quarter net loss of $14.1 million compared to net income of $6.3 million
•
First quarter constant currency Adjusted EBITDA (“AEBITDA”) of $19.1 million down 31.8%, or $8.9 million, year over year

CONCORD TOWNSHIP, Ohio, May 6, 2022 – Ranpak Holdings Corp (NYSE: PACK) (“Ranpak” or “the Company”), a leading provider of environmentally sustainable, systems-based, product protection solutions for e-Commerce and industrial supply chains, today reported its first quarter 2022 financial results.

Omar Asali, Chairman and Chief Executive Officer, commented, “The steps we took in the first quarter of 2022 will lay the foundation for the next phase of growth and expansion at Ranpak. While the financial results in the quarter are disappointing, taking a temporary step back in financial performance is worth the sacrifice in order to position ourselves to achieve our greater goals over the next number of years. The team worked incredibly hard to implement a state-of-the-art digital infrastructure, and to be able to go live with SAP in less than a year, on time, and on budget, I am extremely proud of this organization as it has been a tremendous effort.”

“From a financial and operational perspective, the year began slowly as we had pre-established downtime in January and then experienced inefficiencies as we got up the learning curve in the new system. We found our footing as the quarter progressed and exited at a dramatically improved operating cadence and with momentum that had our monthly results in March above prior year. Our top line recovered nicely as we exited Q1 and we implemented pricing actions in North America and in Europe that had been delayed due to our ERP transition to offset a portion of the significant input cost inflation we experienced at the end of the year and into Q1.”

“The war in Ukraine has created a new operating landscape in Europe that we and the world are quickly adapting to. Although not as robust as we had planned going into the year, demand for our products in the region has remained solid but trucking reliability has been negatively impacted due to fewer drivers being available resulting in some inefficiencies. Energy costs have increased to record levels impacting our paper vendors and ultimately ourselves, putting pressure on our input costs that we did not foresee entering the year. To counteract the margin pressure from the energy shock, we plan to implement further actions in June – in the form of pricing or surcharges, or both – which, combined with our April pricing actions, we expect will improve our margin profile as the year progresses. Paper shipments from all of our vendors continued throughout the quarter so we are well stocked with paper and continue to serve our customers well. In short, while there are headwinds in the region, we are still constructive on our ability to grow our topline for the remainder of the year, improve our margin profile steadily, and continue to serve our customers well.”

“Net revenue for the quarter decreased 1.3% year over year on a constant currency basis to $83.9 million, due to a 6.9% decline in sales in Europe/APAC offset somewhat by 10% growth in North America with volumes being negatively impacted by the SAP transition and trucker reliability. Our gross profit in the quarter declined 28.8% due to lower volumes, unabsorbed overhead, and increased input costs which we began to address at the end of Q1. Our lower gross profit and increased investment in personnel and systems drove G&A higher year over year, resulting in Adjusted EBITDA declining 31.2% on a constant currency basis to $19.1 million, resulting in a margin of 22.7%.”

“While Q1 results are disappointing, I do not believe they are reflective of where we are as an organization or our outlook. The majority of operating issues we experienced following go-live have been resolved and we are in the process of right sizing our price -cost structure, so I believe the remainder of the year will see us return to growth and we will exhibit a meaningfully improved margin profile. Generally speaking demand for our products across the globe remains solid so we are optimistic that we will grow vs last year and claw back much of the ground we lost in Q1 from a profitability perspective. Our teams are executing well, we will soon begin to experience the benefits of the new systems, and the key tailwinds of Sustainability and Automation continue to pick up steam. We are positive on our growth outlook for the remainder of the year, but given the headwinds we experienced in Q1 and uncertainty driven by Europe and the potential impacts of inflationary pressures across the globe, we feel it is appropriate to update our guidance. For full year 2022, on a constant currency basis, we continue to forecast net revenue growth in the area of 13% to 18% and are lowering our Adjusted EBITDA growth estimates to -2.5% to 6%, which results in a range of $425 – $445 million in constant currency net revenue and $115 – $125 million for Adjusted EBITDA at an assumed EUR/USD exchange of 1.15:1. Our team is determined to make the most of the year, and as owners of the company as well, focused on building Ranpak into something truly great over the next number of years.”

First Quarter 2022 Highlights

•
Packaging systems placement increased 11.4% year over year, to approximately 134,500 machines as of March 31, 2022
•
Net revenue decreased 5.9% and 1.3% adjusting for constant currency
•
Net loss of $14.1 million compared to net loss of $6.3 million
•
Constant currency AEBITDA1 of $19.1 million for the three months ended March 31, 2022 is down 31.8%

Net revenue for the first quarter of 2022 was $82.5 million compared to net revenue of $87.7 million in the first quarter of 2021, a decrease of $5.2 million or 5.9% year over year. Net revenue was negatively impacted by decreases in cushioning, void-fill, wrapping, slightly offset by an increase in other sales. In addition to currency headwinds, revenue from all product categories was negatively affected by our global transition to a new cloud-based enterprise resource planning (“ERP”) system. The ERP system transition created certain obstacles that affected operations, including scheduled downtime for cutting over to the new ERP system; processing and shipping inefficiencies associated with using a new ERP system; and, while transitioning to the new ERP system, the delay of pricing increases to help offset input cost pressures. Additionally, the Omicron variant of COVID-19 limited customer visits that help facilitate sales. Cushioning decreased $4.1 million, or 10.3%, to $35.6 million from $39.7 million; void-fill decreased $2.5 million, or 7.3%, to $31.8 million from $34.3 million; wrapping decreased $0.6 million, or 5.2%, to $11.0 million from $11.6 million; and other sales increased $2.0 million, or 95.2%, to $4.1 million from $2.1 million, for the first quarter of 2022 compared to the first quarter of 2021. Other net revenue includes automated box sizing equipment and non-paper revenue from packaging systems installed in the field, such as systems accessories. The decrease in net revenue is quantified by a decrease in the volume of sales of our paper consumable products of approximately 21.2 percentage points (“pp”), largely attributable to the aforementioned ERP system implementation. The decrease was partially offset by a 16.5 pp increase in the price or mix of our paper consumable products, and an increase of 3.4 pp in sales of automated box sizing equipment. Constant currency net revenue was $83.9 million for the first quarter of 2022, a $1.1 million, or 1.3%, decrease from constant currency net revenue of $85.0 million for the first quarter of 2021.

Net revenue in North America for the first quarter of 2022 totaled $30.9 million compared to net revenue in North America of $28.1 million in the first quarter of 2021. The increase of $2.8 million, or 10.0%, was primarily attributable to an increase in cushioning, void-fill, and wrapping sales, partially offset by a decrease in other sales.

Net revenue in Europe/Asia for the first quarter of 2022 totaled $51.6 million compared to net revenue in Europe/Asia of $59.6 million in the first quarter of 2021. The decrease of $8.0 million, or 13.4%, was driven primarily by decreases in cushioning, void-fill, wrapping, as well as currency headwinds and offset somewhat by an increase in other sales. Constant currency net revenue in Europe/Asia was $53.0 million for the first quarter of 2022, a $3.9 million, or 6.9%, decrease from constant currency net revenue of $56.9 million for the first quarter of 2021.

Net loss for the first quarter of 2022 increased $20.4 million to $14.1 million from net income of $6.3 million in the first quarter of 2021. Constant currency net loss was $14.2 million in the first quarter of 2022 compared to constant currency net income of $6.1 million for the first quarter of 2021.

[1]

AEBITDA is a non-GAAP financial measure. Please refer to “Presentation of Combined and Pro Forma Measures and Reconciliation of U.S. GAAP to Non-GAAP Measures” in this press release for an explanation and reconciliations of this non-GAAP financial measure

Balance Sheet and Liquidity

Ranpak completed the first quarter of 2022 with a strong balance sheet and liquidity position, including a cash balance of $80.5 million and no borrowings on its $45 million available Revolving Credit Facility. As of March 31, 2022, the Company had First Lien Term Loan facilities outstanding consisting of a $250.0 million USD-denominated term loan and a €136.5 million euro-denominated first lien resulting in an Adjusted EBITDA net leverage ratio of 3.0x based on results through the first quarter of 2022.

The following table presents Ranpak’s installed base of protective packaging systems by product line as of March 31, 2022 and 2021:

	March 31, 2022	March 31, 2021	Change	% Change
PPS Systems	(in thousands)
Cushioning machines	35.3	34.1	1.2	3.5
Void-Fill machines	78.3	70.0	8.3	11.9
Wrapping machines	20.9	16.6	4.3	25.9
Total	134.5	120.7	13.8	11.4

Conference Call Information

The Company will host a conference call and webcast at 8:30 a.m. (ET) on Friday, May 6, 2022. The conference call and earnings presentation will be webcast live at the following link: https://events.q4inc.com/attendee/484888156. Investors who cannot access the webcast may listen to the conference call live via telephone by dialing (888) 330-2446 or (240) 789-2732 and use the passcode: 8498994.

A telephonic replay of the webcast also will be available starting at 11:30 a.m. (ET) on Friday, May 6, 2022 and ending at 11:59 p.m. (ET) on Friday, May 13, 2022. To listen to the replay, please dial (800) 770-2030 or (647) 362-9199 and use the passcode: 8498994.

Note Regarding Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. Statements that are not historical facts, including statements about the parties, perspectives and expectations, are forward-looking statements. In addition, any statements that refer to estimates, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this news release include, for example, statements about our expectations around the future performance of the business, including our forward-looking guidance.

The forward-looking statements contained in this news release are based on our current expectations and beliefs concerning future developments and their potential effects on us taking into account information currently available to us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks include, but are not limited to: (i) our inability to secure a sufficient supply of paper to meet our production requirements; (ii) the impact of the price of kraft paper on our results of operations; (iii) our reliance on third party suppliers; (iv) the COVID-19 pandemic, the Russia and Ukraine conflict, and associated responses; (v) the high degree of competition in the markets in which we operate; (vi) consumer sensitivity to increases in the prices of our products; (vii) changes in consumer preferences with respect to paper products generally; (viii) continued consolidation in the markets in which we operate; (ix) the loss of significant end-users of our products or a large group of such end-users; (x) our failure to develop new products that meet our sales or margin expectations; (xi) our future operating results fluctuating, failing to match performance or to meet expectations; (xii) our ability to fulfill our public company obligations; and (xiii) other risks and uncertainties indicated from time to time in filings made with the SEC.

Should one or more of these risks or uncertainties materialize, they could cause our actual results to differ materially from the forward-looking statements. We are not undertaking any obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise. You should not take any statement regarding past trends or activities as a representation that the trends or activities will continue in the future. Accordingly, you should not put undue reliance on these statements.

Ranpak Holdings Corp.

Unaudited Condensed Consolidated Statements of Operations

and Comprehensive Income (Loss)

(in millions, except share and per share data)

	Three Months Ended March 31,
	2022	2021
Paper revenue	$66.2	$74.8
Machine lease revenue	12.2	10.8
Other revenue	4.1	2.1
Net revenue	82.5	87.7
Cost of goods sold	57.9	51.4
Gross profit	24.6	36.3
Selling, general and administrative expenses	29.7	19.1
Depreciation and amortization expense	8.2	8.7
Other operating expense, net	0.5	0.8
Income (loss) from operations	(13.8)	7.7
Interest expense	5.0	5.6
Foreign currency gain	(0.6)	(3.6)
Income (loss) before income tax benefit	(18.2)	5.7
Income tax benefit	(4.1)	(0.6)
Net income (loss)	$(14.1)	$6.3

Two-class method
Earnings (loss) per share
Basic	$(0.17)	$0.09
Diluted	$(0.17)	$0.08
Class A – earnings (loss) per share
Basic	$(0.17)	$0.09
Diluted	$(0.17)	$0.08
Class C – earnings (loss) per share
Basic	$(0.17)	$0.08
Diluted	$(0.17)	$0.08

Weighted average number of shares outstanding – Class A and C
Basic	81,573,467	73,559,340
Diluted	81,573,467	76,248,514

Other comprehensive income (loss), before tax
Foreign currency translation adjustments	$(2.8)	$(8.4)
Interest rate swap adjustments	8.1	2.6
Cross-currency swap adjustments	0.1	-
Total other comprehensive income (loss), before tax	5.4	(5.8)
Provision for income taxes related to other comprehensive income (loss)	2.0	0.6
Total other comprehensive income (loss), net of tax	3.4	(6.4)
Comprehensive loss, net of tax	$(10.7)	$(0.1)

Ranpak Holdings Corp.

Unaudited Condensed Consolidated Balance Sheets

(in millions, except share data)

	March 31, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$80.5	$103.9
Accounts receivable, net	47.6	43.7
Inventories, net	41.2	32.9
Income tax receivable	6.0	2.7
Prepaid expenses and other current assets	11.7	8.3
Total current assets	187.0	191.5

Property, plant and equipment, net	123.1	126.3
Operating lease right-of-use assets, net	5.9	6.6
Goodwill	451.3	453.0
Intangible assets, net	398.6	406.5
Deferred tax assets	-	0.1
Other assets	34.4	29.4
Total assets	$1,200.3	$1,213.4

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$39.4	$33.5
Accrued liabilities and other	23.0	31.5
Current portion of long-term debt	1.0	1.0
Operating lease liabilities, current	2.2	2.4
Deferred machine fee revenue	2.1	3.1
Total current liabilities	67.7	71.5

Long-term debt	398.1	400.4
Deferred tax liabilities	98.0	97.7
Derivative instruments	-	2.4
Operating lease liabilities, non-current	3.8	4.3
Other liabilities	1.3	0.9
Total liabilities	568.9	577.2

Commitments and contingencies – Note 13
Shareholders' equity
Class A common stock, $0.0001 par, 200,000,000 shares
authorized at March 31, 2022 and December 31, 2021
Shares issued and outstanding: 79,006,238 and 78,482,024
at March 31, 2022 and December 31, 2021, respectively	-	-
Class C common stock, $0.0001 par, 200,000,000 shares
authorized at March 31, 2022 and December 31, 2021
Shares issued and outstanding: 2,921,099
at March 31, 2022 and December 31, 2021	-	-
Additional paid-in capital	694.8	688.9
Accumulated deficit	(69.4)	(55.3)
Accumulated other comprehensive income	6.0	2.6
Total shareholders' equity	631.4	636.2
Total liabilities and shareholders' equity	$1,200.3	$1,213.4

Ranpak Holdings Corp.

Unaudited Condensed Consolidated Statements of Cash Flows

(in millions)

	Three Months Ended March 31,
	2022	2021
Cash Flows from Operating Activities
Net income (loss)	$(14.1)	$6.3
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	18.8	17.9
Amortization of deferred financing costs	0.4	0.4
Loss on disposal of fixed assets	-	0.2
Deferred income taxes	(1.4)	(1.4)
Amortization of initial value of interest rate swap	(0.2)	(0.2)
Currency gain on foreign denominated debt and notes payable	(0.2)	(3.6)
Amortization of restricted stock units	8.8	2.7
Changes in operating assets and liabilities:
(Increase) decrease in receivables, net	(4.8)	(3.0)
(Increase) decrease in inventory	(7.6)	(5.5)
(Increase) decrease in prepaid expenses and other assets	(1.2)	0.1
Increase (decrease) in accounts payable	2.9	1.8
Increase (decrease) in accrued liabilities	(4.9)	(0.3)
Change in other assets and liabilities	(5.9)	(2.9)
Net cash provided by (used in) operating activities	(9.4)	12.5

Cash Flows from Investing Activities
Capital expenditures:
Converter equipment	(8.4)	(8.0)
Other capital expenditures	(1.4)	(2.9)
Total capital expenditures	(9.8)	(10.9)
Patent and trademark expenditures	(0.9)	(0.3)
Net cash used in investing activities	(10.7)	(11.2)

Cash Flows from Financing Activities
Principal payments on term loans	(0.4)	(0.4)
Payments on finance lease liabilities	(0.2)	(0.2)
Exit Payment	-	(8.2)
Tax payments for withholdings on stock-based awards distributed	(2.5)	-
Net cash used in financing activities	(3.1)	(8.8)

Effect of Exchange Rate Changes on Cash	(0.2)	(0.5)
Net Decrease in Cash and Cash Equivalents	(23.4)	(8.0)
Cash and Cash Equivalents, beginning of period	103.9	48.5
Cash and Cash Equivalents, end of period	$80.5	$40.5

Non-GAAP Financial Data

In this press release, we present Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and adjusted EBITDA (“AEBITDA”), each on a constant currency basis, which are non-GAAP financial measures. We have included EBITDA and AEBITDA on a constant currency basis because they are key measures used by our management and Board of Directors to understand and evaluate our operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating EBITDA and AEBITDA can provide a useful measure for period-to-period comparisons of our primary business operations. Adjusting these non-GAAP measures for comparability for constant currency also assists in this comparison as allows a better insight into the performance of our businesses that operate in currencies other than our reporting currency. Before consolidation, our Europe/Asia data is derived in Euros. We multiply this Euro-derived data by 1.15 to reflect an exchange rate of 1 Euro to 1.15 U.S. dollars (“USD”), which we believe is a reasonable figure to use to give a stable depiction of the business without currency fluctuations, to calculate Europe/Asia data in constant currency USD. We combine the constant currency USD data for Europe/Asia with the USD North America data to create combined constant currency figures and adjust our non-GAAP figures by the respective amounts. In sum, we believe that constant currency EBITDA and AEBITDA provide useful information to investors and others in understanding and evaluating the Company’s operating results in the same manner as our management and Board of Directors.

However, EBITDA and AEBITDA have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. In particular, EBITDA and AEBITDA should not be viewed as substitutes for, or superior to, net income (loss) prepared in accordance with GAAP as a measure of profitability or liquidity. Some of these limitations are:

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA and AEBITDA do not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•
EBITDA and AEBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•
AEBITDA does not consider the potentially dilutive impact of equity-based compensation;
•
EBITDA and AEBITDA do not reflect the impact of the recording or release of valuation allowances or tax payments that may represent a reduction in cash available to us;
•
AEBITDA does not take into account any restructuring and integration costs; and
•
other companies, including companies in our industry, may calculate EBITDA and AEBITDA differently, which reduces their usefulness as comparative measures.

EBITDA — EBITDA is a non-GAAP financial measure that we present on a constant currency basis and we calculate as net income (loss), adjusted to exclude: benefit from (provision for) income taxes; interest expense; and depreciation and amortization.

AEBITDA — AEBITDA is a non-GAAP financial measure that we present on a constant currency basis and we calculate as net income (loss), adjusted to exclude: benefit from (provision for) income taxes; interest expense; depreciation and amortization; stock-based compensation expense; and, in certain periods, certain other income and expense items.

In addition, we include certain other unaudited, non-GAAP constant currency data for the three months ended March 31, 2022 and 2021. This data is based on our historical financial statements, adjusted (where applicable) to reflect a constant currency presentation between periods for the convenience of readers. We reconcile this data to our GAAP data for the same period for the three months ended March 31, 2022 and 2021.

This press release also includes forecasts for certain non-GAAP metrics. We are unable to provide a reconciliation of our forecast of net revenue on a constant currency basis for 2022 to a forecast of net revenue on a GAAP basis without unreasonable effort primarily because we are unable to forecast with reasonable certainty the associated currency impact. In addition, a reconciliation of our forecast for AEBITDA for 2022 to GAAP net income cannot be provided without unreasonable effort because we are unable to forecast with reasonable certainty several of the items necessary to calculate such comparable GAAP measure, including asset impairments, integration related expenses, reorganizations and discontinued operations related expenses, legal settlement costs, as well as other unusual or non-recurring gains or losses. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with GAAP. We believe the inherent uncertainties in reconciling such non GAAP measures for projected periods to the most comparable GAAP measures would make the forecasted comparable GAAP measures difficult to predict with reasonable certainty or reliability.

Ranpak Holdings Corp.

Non-GAAP Financial Data

Reconciliation of GAAP Statement of Income Data to Non-GAAP Constant Currency Statement of Income Data, EBITDA, and AEBITDA

For the Three Months Ended March 31, 2022

Please refer to our discussion and definitions of Non-GAAP financial measures, including Non-GAAP Constant Currency

	Three Months Ended March 31, 2022
	As reported	Constant Currency(4)	Non-GAAP
Net revenue	$82.5	$1.4	$83.9
Cost of goods sold	57.9	1.0	58.9
Gross profit	24.6	0.4	25.0
Selling, general and administrative expenses	29.7	0.3	30.0
Depreciation and amortization expense	8.2	0.1	8.3
Other operating expense, net	0.5	0.2	0.7
Income (loss) from operations	(13.8)	(0.2)	(14.0)
Interest expense	5.0	-	5.0
Foreign currency gain	(0.6)	-	(0.6)
Loss before income tax benefit	(18.2)	(0.2)	(18.4)
Income tax benefit	(4.1)	(0.1)	(4.2)
Net loss	$(14.1)	$(0.1)	(14.2)

Constant currency-effected add(1):
Depreciation and amortization expense - COS			10.8
Depreciation and amortization expense - D&A			8.3
Interest expense			5.0
Income tax benefit			(4.2)
Constant currency EBITDA			5.7

Constant currency-effected adjustments(2):
Unrealized gain translation			(0.6)
M&A, restructuring, severance			0.5
Amortization of restricted stock units			8.8
Amortization of cloud-based software implementation costs(3)			0.7
Cloud-based software implementation costs			2.6
Other adjustments			1.4
Constant currency AEBITDA			$19.1

Ranpak Holdings Corp.

Non-GAAP Financial Data

Reconciliation of GAAP Statement of Income Data to Non-GAAP Constant Currency Statement of Income Data, EBITDA, and AEBITDA

For the Three Months Ended March 31, 2021

Please refer to our discussion and definitions of Non-GAAP financial measures, including Non-GAAP Constant Currency

	Three Months Ended March 31, 2021
	As reported	Constant Currency(4)	Non-GAAP
Net revenue	$87.7	$(2.7)	$85.0
Cost of goods sold	51.4	(1.5)	49.9
Gross profit	36.3	(1.2)	35.1
Selling, general and administrative expenses	19.1	(0.4)	18.7
Depreciation and amortization expense	8.7	(0.1)	8.6
Other operating expense, net	0.8	-	0.8
Income from operations	7.7	(0.7)	7.0
Interest expense	5.6	-	5.6
Foreign currency loss	(3.6)	(0.4)	(4.0)
Income before income tax benefit	5.7	(0.3)	5.4
Income tax benefit	(0.6)	(0.1)	(0.7)
Net income	$6.3	$(0.2)	6.1

Constant currency-effected add(1):
Depreciation and amortization expense - COS			8.9
Depreciation and amortization expense - D&A			8.6
Interest expense			5.6
Income tax benefit			(0.7)
Constant currency EBITDA			28.5

Constant currency-effected adjustments(2):
Unrealized gain translation			(3.6)
Non-cash impairment losses			0.2
M&A, restructuring, severance			0.1
Amortization of restricted stock units			2.7
Other adjustments			0.1
Constant currency AEBITDA			$28.0

Ranpak Holdings Corp.

Non-GAAP Financial Data

Comparison of Non-GAAP Constant Currency Statement of Income Data, EBITDA, and AEBITDA

For the Three Months Ended March 31, 2022 and 2021

Please refer to our discussion and definitions of Non-GAAP financial measures, including Non-GAAP Constant Currency

	Non-GAAP Constant Currency
	Three Months Ended March 31,
	2022	2021	$ Change	% Change
Net revenue	$83.9	$85.0	$(1.1)	(1.3)
Cost of goods sold	58.9	49.9	9.0	18.0
Gross profit	25.0	35.1	(10.1)	(28.8)
Selling, general and administrative expenses	30.0	18.7	11.3	60.4
Depreciation and amortization expense	8.3	8.6	(0.3)	(3.5)
Other operating expense, net	0.7	0.8	(0.1)	(12.5)
Income (loss) from operations	(14.0)	7.0	(21.0)	(300.0)
Interest expense	5.0	5.6	(0.6)	(10.7)
Foreign currency gain	(0.6)	(4.0)	3.4	(85.0)
Income (loss) before income tax benefit	(18.4)	5.4	(23.8)	(440.7)
Income tax benefit	(4.2)	(0.7)	(3.5)	500.0
Net income (loss)	(14.2)	6.1	(20.3)	(332.8)

Constant currency-effected add(1):
Depreciation and amortization expense - COS	10.8	8.9	1.9	21.3
Depreciation and amortization expense - D&A	8.3	8.6	(0.3)	(3.5)
Interest expense	5.0	5.6	(0.6)	(10.7)
Income tax benefit	(4.2)	(0.7)	(3.5)	500.0
Constant currency EBITDA	5.7	28.5	(22.8)	(80.0)

Constant currency-effected adjustments(2):
Unrealized gain translation	(0.6)	(3.6)	3.0	(83.3)
Non-cash impairment losses	-	0.2	(0.2)	(100.0)
M&A, restructuring, severance	0.5	0.1	0.4	400.0
Amortization of restricted stock units	8.8	2.7	6.1	225.9
Amortization of cloud-based software implementation costs(3)	0.7	-	0.7	―
Cloud-based software implementation costs	2.6	-	2.6	―
Other adjustments	1.4	0.1	1.3	1,300.0
Constant currency AEBITDA	$19.1	$28.0	$(8.9)	(31.8)

(1)

Reconciliations of EBITDA and AEBITDA for each period presented are to net (loss) income, the nearest GAAP equivalent, and accordingly include the adjustments shown in the “Constant Currency” column to net (loss) income of each table.

(2)

Adjustments are related to non-cash unusual or infrequent costs such as: effects of non-cash foreign currency remeasurement or adjustment; impairment of returned machines; costs associated with the evaluation of acquisitions; costs associated with executive severance; costs associated with restructuring actions such as plant rationalization or realignment, reorganization, and reductions in force; costs associated with the implementation of the global ERP system; and other items deemed by management to be unusual, infrequent, or non-recurring.

(3)	Represents amortization of capitalized costs related to the implementation of the global ERP system, which are included in SG&A.
(4)	Effect of Euro constant currency adjustment to a rate of €1.00 to $1.15 on each line item is as follows:

	Three Months Ended March 31,
	2022	2021
Net revenue	$1.4	$(2.7)
Cost of goods sold	1.0	(1.5)
Gross profit	0.4	(1.2)
Selling, general and administrative expenses	0.3	(0.4)
Depreciation and amortization expense	0.1	(0.1)
Other operating expense, net	0.2	-
Loss from operations	(0.2)	(0.7)
Interest expense	-	-
Foreign currency gain	-	(0.4)
Loss before income tax benefit	(0.2)	(0.3)
Income tax benefit	(0.1)	(0.1)
Net loss	$(0.1)	$(0.2)